Exhibit 31.1

Certification of Chief Executive Officer

Pursuant to Rule 13a-14(a) or Rule 15d-14(a)

of the Securities Exchange Act of 1934, as amended

I, Phillip P. Chan, Chief Executive Officer, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of CytoSorbents Corporation;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Signature	Title	Date

/s/ Dr. Phillip P. Chan	Chief Executive Officer	April 15, 2026
Dr. Phillip P. Chan	(Principal Executive Officer) and Director